Exhibit 99.1

Highpower International Preliminary Unaudited 2017 Fourth Quarter and Year End Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, March 12, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its preliminary unaudited financial results for the fourth quarter and year ended December 31, 2017.

Net sales for the fourth quarter of 2017 is estimated to be in the range of $78.2 to $80.2 million, a 45% to 49% increase from $53.9 million in the same quarter of 2016. Full year 2017 net sales are estimated to be in the range of $243.2 to $245.2 million, a 40% to 41% increase from $173.9 million in the same time period last year. The Company’s strong top-line performance in the fourth quarter was primarily driven by growth from Ganzhou Highpower, which experienced an increase in larger volume orders with support from its new largest shareholder. In December 2017, the Company entered into a transaction decreasing its ownership of Ganzhou Highpower so that Highpower is no longer the majority shareholder. Excluding the contribution of Ganzhou Highpower, net sales for the fourth quarter of 2017 is estimated to be in the range of $62.4 to $63.6 million, an 18% to 20% increase compared to the fourth quarter of 2016. Full year 2017 net sales are estimated to be in the range of $214.0 to $217.0 million, a 26% to 28% increase compared to full year 2016.

Fourth quarter 2017 gross profit is estimated to be in the range of $10.8 to $12.8 million, or 13.8%-16.0% as a percent of net sales, from $10.9 million in the fourth quarter of 2016. Full year 2017 gross profit is estimated to be in the $46.4 to $48.4 million range, or 19.1%-19.7% as a percent of full year net sales, compared to $38.1 million in 2016, or an increase of 22% to 27%. Excluding the impact of Ganzhou Highpower, fourth quarter 2017 gross profit is estimated to be in the range of $10.3 to $11.0 million, or 16.5% - 17.5% as a percent of net sales. Full year 2017 gross profit is estimated to be in the range of $43.1 to $45.0 million, or 20%-21% as a percent of full year net sales.

Income before taxes in the fourth quarter is estimated to be in the $6.7 to $7.5 million range, a 210% to 250% increase from $2.1 million in the same quarter of 2016. Full year 2017 income before taxes is estimated to be in the $21.0 to $22.0 million range, a 190% to 210% increase from $7.1 million for the year ended December 31, 2016.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to report top-line performance that beats guidance. We continue to make progress with our R&D efforts to strengthen our product offering, improving our production capacity and efficiency, and maintaining an efficient supply chain. We’ve seen an unprecedented expansion in the number of electrical products available to customers in recent years, not only among public consumers, but also among companies and governments worldwide resulting in a surge in global energy demand and solutions. We are living in a digital age where power is central to the functioning of our homes and jobs. At Highpower, we will continue providing cleaner, safer and more efficient power solutions to meet society’s needs.”

The Company’s financial statements for the year ended December 31, 2017, are not finalized until they are filed in its Annual Report on Form 10-K for the year ended December 31, 2017. The Company is required to consider all available information through the finalization of its financial statements and the possible impact of such information on its financial condition and results of operations for the reporting period, including the impact of such information on the complex and subjective judgments and estimates made in preparing certain of the preliminary information included in this press release. Subsequent information or events may lead to material differences between the preliminary results of operations described in this press release and the results of operations that will be described in the Company’s subsequent earnings release and between such subsequent earnings release and the results of operations described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Those differences may be adverse. Readers should consider this possibility in reviewing the earnings information in this press release.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology and include statements about expected net sales, gross profit and net income for the fourth quarter and year ended 2017. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, that the results are preliminary and unaudited, have not been reviewed by external auditors and are subject to completion and, as such, may be revised as a result of management’s further review of the Company’s results; that there can be no assurance that the Company’s final results for the period will not differ from these estimates; that any changes could be material; the Company may identify items that may require it to make material adjustments to the preliminary financial information; and other developments that may arise between now and the time the financial results are finalized. For a discussion of risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com